FEDERAL DEPOSIT INSURANCE CORPORATION
                              550 17th Street, N.W.
                             Washington, D.C. 20429


                                    ---------
                                    FORM F-4
                                    ---------


                        QUARTERLY REPORT UNDER SECTION 13
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                      FOR QUARTER ENDED SEPTEMBER 30, 1997

                    FDIC Insurance Certificate Number 21977-1

                      THE NEW MILFORD BANK & TRUST COMPANY
                      ------------------------------------
                (Exact name of bank as specified in its charter)

                                   Connecticut
                                   -----------
         (State or other jurisdiction of incorporation or organization)

                                   06-0914281
                                   ----------
                      (I.R.S. Employer Identification No.)

                    55 Main Street, New Milford, Connecticut
                    ----------------------------------------
                    (Address of principal executive offices)

                                   06776-2400
                                   ----------
                                   (Zip Code)

                                 (860) 355-1171
                                 --------------
                 (Bank's telephone number, including area code)


Indicate by check mark if the Bank, as a "small business issuer" as defined under 17 CFR 240.12b-2, is providing alternative disclosures as permitted for small business issuers in this Form F-4. [X]

Indicate by check mark whether the Bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports) and (2) has been subject to such filing requirements for the past 90
days.     YES  X     NO ___

The number of shares of the Bank's common stock outstanding as of November 13, 1997 was: 2,600,358 shares, $1.00 par value.

F-4 September 30, 1997
THE NEW MILFORD BANK & TRUST COMPANY


                                TABLE OF CONTENTS


                                                                            PAGE


Item 1.          Financial Statements

                 Statements of Condition (Unaudited) September 30,
                     1997 and December 31, 1996                              2

                 Statements of Operations (Unaudited) Nine and Three
                     Months Ended September 30, 1997 and
                     September 30, 1996                                      3

                 Statements of Cash Flows (Unaudited) Nine Months
                     Ended September 30, 1997 and September 30, 1996         4

                 Statements of Changes in Stockholders' Equity
                     (Unaudited) Three Months Ended September 30,
                     1997 and September 30, 1996                             5

                 Notes to Financial Statements                             6 - 7

Item 2.          Management's Discussion and Analysis of Financial        8 - 11
                 Condition and Results of Operations

SIGNATURES

THE NEW MILFORD BANK & TRUST COMPANY


                      THE NEW MILFORD BANK & TRUST COMPANY
                       STATEMENTS OF CONDITION (Unaudited)
--------------------------------------------------------------------------------

                                                                                September 30,    December 31,
                                                                                   1997              1996
                                                                                -------------    ------------
                                                                                  (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks                                                         $18,749         $17,855
Interest-bearing deposits                                                         9,095           6,135
------------------------------------------------------------------------------ -----------    ------------
         Cash and cash equivalents                                               27,844          23,990
------------------------------------------------------------------------------ -----------    ------------

Securities:
     Available for sale, at fair value (amortized cost of $41,711 in 1997
         and $28,020 in 1996)                                                    42,119          28,240
     Held to maturity, at amortized cost (fair value of $34,930 in 1997 and
         $35,611 in 1996)                                                        34,536          35,521
------------------------------------------------------------------------------ -----------    ------------
         Total securities                                                        76,655          63,761
------------------------------------------------------------------------------ -----------    ------------

Loans, net of unearned income                                                   219,847         211,686
Less allowance for loan losses                                                    3,597           3,212
------------------------------------------------------------------------------ -----------    ------------
         Loans, net                                                             216,250         208,474
------------------------------------------------------------------------------ -----------    ------------

Real estate owned, net                                                              389             496
Premises, equipment and capital leases, net                                       3,722           3,648
Excess of cost over fair value of net assets acquired, net                          565             741
Accrued interest and other assets                                                 4,793           4,435
------------------------------------------------------------------------------ -----------    ------------

         Total assets                                                          $330,218        $305,545
============================================================================== ===========    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
         Noninterest-bearing checking                                           $36,201         $36,013
         Interest-bearing checking                                               83,610          76,989
         Savings                                                                 60,832          61,432
         Time deposits under $100                                                83,231          79,320
         Time deposits $100 or more                                              16,649          12,407
------------------------------------------------------------------------------ -----------    ------------
         Total deposits                                                         280,523         266,161
------------------------------------------------------------------------------ -----------    ------------

Advances from Federal Home Loan Bank of Boston (FHLB)                            22,580          14,564
Accrued interest and other liabilities                                            2,657           2,255
------------------------------------------------------------------------------ -----------    ------------
         Total liabilities                                                      305,760         282,980
------------------------------------------------------------------------------ -----------    ------------

Stockholders' equity:
         Common stock, $1 par value
         Shares authorized:  8,000,000
         Shares issued:          1997 - 2,693,405;  1996 - 2,681,305
         Shares outstanding:  1997 - 2,600,158;  1996 - 2,588,058                 2,694           2,681
         Additional paid-in capital                                              15,329          15,266
         Retained earnings                                                        6,889           5,195
         Unrealized gain on securities available for sale, net of tax               269             146
         Treasury stock, at cost, shares: 1997 - 93,247;  1996 - 93,247            (723)           (723)
------------------------------------------------------------------------------ -----------    ------------
         Total stockholders' equity                                              24,458          22,565
------------------------------------------------------------------------------ -----------    ------------
         Total liabilities and stockholders' equity                            $330,218        $305,545
============================================================================== ===========    ============

See notes to financial statements.

THE NEW MILFORD BANK & TRUST COMPANY

                      THE NEW MILFORD BANK & TRUST COMPANY
                      STATEMENTS OF OPERATIONS (Unaudited)
--------------------------------------------------------------------------------

                                                               Nine months ended               Three months ended
                                                                 September 30,                   September 30,
                                                         ------------------------------- -------------------------------
                                                                   1997            1996            1997            1996
                                                         --------------- --------------- --------------- ---------------
                                                                 (Dollars in thousands, except per share data)
INTEREST AND DIVIDEND INCOME
     Interest and fees on loans                                 $13.277         $12,246          $4,515          $4,144
     U.S. Treasury and agency securities                          2,861           2,333             973             945
     Municipal securities                                           409             190             164              86
     Dividends on FHLB stock                                         79              73              28              25
     Interest-bearing deposits                                      193              70              91               5
-------------------------------------------------------- --------------- --------------- --------------- ---------------
         Total interest and dividend income                      16,819          14,912           5,771           5,205
-------------------------------------------------------- --------------- --------------- --------------- ---------------

INTEREST EXPENSE
     Interest-bearing checking                                      990             848             373             285
     Savings                                                      1,118           1,213             378             395
     Time deposits under $100                                     3,274           2,853           1,122             966
     Time deposits $100 or more                                     657             432             224             145
     FHLB advances and capital leases                               736             477             284             315
-------------------------------------------------------- --------------- --------------- --------------- ---------------
         Total interest expense                                   6,775           5,823           2,381           2,106
-------------------------------------------------------- --------------- --------------- --------------- ---------------

     Net interest and dividend income                            10,044           9,089           3,390           3,099
     Provision for loan losses                                      455             240             210              90
-------------------------------------------------------- --------------- --------------- --------------- ---------------
     Net interest and dividend income after provision
       for loan losses                                            9,589           8,849           3,180           3,009
-------------------------------------------------------- --------------- --------------- --------------- ---------------

NONINTEREST INCOME
     Service charges on deposit accounts                            770             713             257             242
     Other service charges, commissions and fees                    273             261              91             109
     Loan servicing fees                                             29              15              11               6
     Net gains from loans sold                                      259             144             107              44
     Other income                                                    98              69              43              24
-------------------------------------------------------- --------------- --------------- --------------- ---------------
         Total noninterest income                                 1,429           1,202             509             425
-------------------------------------------------------- --------------- --------------- --------------- ---------------

NONINTEREST EXPENSE
     Compensation, payroll taxes and benefits                     4,011           3,743           1,368           1,239
     Occupancy                                                      724             672             243             220
     Furniture and equipment                                        675             710             194             238
     Data processing                                                199             181              75              68
     Federal deposit insurance premiums                              24               2               8               1
     Stationery, printing and supplies                              305             271             107              87
     Marketing, advertising and investor relations                  283             244              68              78
     Legal and professional fees                                    198             292              57              92
     Other general and administrative expense                       928             988             304             314
-------------------------------------------------------- --------------- --------------- --------------- ---------------
         Total general and administrative expense                 7,347           7,103           2,424           2,337
     Operations of real estate owned                                 15             105            (47)              63
     Amortization of intangible assets                              176             176              59              59
-------------------------------------------------------- --------------- --------------- --------------- ---------------
         Total noninterest expense                                7,538           7,384           2,436           2,459
-------------------------------------------------------- --------------- --------------- --------------- ---------------

     Income before provision for income taxes                     3,480           2,667           1,253             975
     Provision for income taxes                                   1,384             667             488             244
-------------------------------------------------------- --------------- --------------- --------------- ---------------
     Net income                                              $    2,096      $    2,000       $     765       $     731
======================================================== =============== =============== =============== ===============

Net income per share                                         $     0.76      $     0.75      $     0.27      $     0.28
-------------------------------------------------------- --------------- --------------- --------------- ---------------

Dividends per share                                          $    0.155      $    0.125      $    0.055      $    0.045
-------------------------------------------------------- --------------- --------------- --------------- ---------------

See notes to financial statements.

THE NEW MILFORD BANK & TRUST COMPANY

                      THE NEW MILFORD BANK & TRUST COMPANY
                      STATEMENTS OF CASH FLOWS (Unaudited)
--------------------------------------------------------------------------------

                                                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                                                               -------------------------------------
                                                                                     1997               1996
                                                                               ------------------ ------------------
                                                                                          (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                        $2,096             $2,000
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                   687                708
     Provision for loan losses                                                       455                240
     Provision for losses from real estate owned                                       -                 38
     Net amortization of securities                                                  103                 72
     Deferred income tax benefit                                                     (48)                 -
     Loans originated for sale                                                   (18,441)           (10,713)
     Proceeds from loans sold, net                                                19,378             11,138
     Gains from loans sold, net                                                     (258)              (144)
     Realized gains from real estate owned, net                                     (102)               (76)
     Net increase in interest receivable                                            (419)              (435)
     Net decrease in other assets                                                    121                103
     Net increase in interest payable                                                 68                113
     Net increase in other liabilities                                               375                255
------------------------------------------------------------------------------ ------------------ ------------------
         Net cash provided by operating activities                                 4,015              3,299
------------------------------------------------------------------------------ ------------------ ------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of held to maturity (HTM) securities                                    (4,996)           (28,242)
Purchases of available for sale (AFS) securities                                 (17,233)            (8,594)
Proceeds from maturities of AFS securities                                         3,726              2,723
Proceeds from maturities of HTM securities                                         5,911              8,213
Purchases of FHLB stock                                                             (218)                 -
Net loan originations                                                             (9,117)           (11,509)
Net purchases of premises and equipment                                             (584)              (302)
Proceeds from sales of real estate owned                                             340                219
------------------------------------------------------------------------------ ------------------ ------------------
         Net cash used for investing activities                                  (22,171)           (37,492)
------------------------------------------------------------------------------ ------------------ ------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in advances from FHLB                                                 8,016             23,611
Net increase in time deposits                                                      8,153              6,147
Net increase (decrease) in checking and savings deposits                           6,209             (1,199)
Cash dividends                                                                      (402)              (321)
Other                                                                                 34                (30)
------------------------------------------------------------------------------ ------------------ ------------------
         Net cash provided by financing activities                                22,010             28,208
------------------------------------------------------------------------------ ------------------ ------------------

Increase (decrease) in cash and cash equivalents                                   3,854             (5,985)
Cash and cash equivalents, beginning of year                                      23,990             24,582
------------------------------------------------------------------------------ ------------------ ------------------
Cash and cash equivalents, end of period                                         $27,844            $18,597
============================================================================== ================== ==================

CASH PAID DURING PERIOD
Interest to depositors and creditors                                              $6,708             $5,710
Income taxes                                                                       1,062                717

NON-CASH TRANSFERS
Transfer of loans to real estate owned                                               525                547
Net change in unrealized gains on AFS securities                                     123               (185)
Financed portion of sales of real estate owned                                       393                697

See notes to financial statements.

THE NEW MILFORD BANK & TRUST COMPANY

                      THE NEW MILFORD BANK & TRUST COMPANY
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (Unaudited)
--------------------------------------------------------------------------------

                                                                                     Unrealized
                                                                                    Gain (Loss)
                                                                                        on
                                                           Additional               Securities
in thousands                         Shares       Common     Paid-In     Retained    Available     Treasury
                                   Outstanding     Stock     Capital     Earnings    for Sale        Stock      Total
--------------------------------- -------------- ---------- ----------- ----------- ------------- ---------- -----------
JANUARY 1, 1996                     2,563         $2,657    $15,142      $2,839        $246         ($727)   $20,157

Net Income                                                                2,000                                2,000
Net change in unrealized gain
   (loss) on securities
   available for sale                                                                  (185)                    (185)
Cash dividends                                                             (321)                                (321)
Proceeds from exercise of stock
   options                              2              2         13                                               15
Other                                                             1                                                1
                                  -------------- ---------- ----------- ----------- ------------- ---------- -----------

SEPTEMBER 30, 1996                  2,565         $2,659    $15,156      $4,518         $61        $ (727)   $21,667
                                  ============== ========== =========== =========== ============= ========== ===========


JANUARY 1, 1997                     2,588         $2,681    $15,266      $5,195        $146        $ (723)   $22,565

Net income                                                                2,096                                2,096
Net change in unrealized gain
   (loss) on securities
   available for sale                                                                   123                      123
Cash dividends                                                             (402)                                (402)
Proceeds from exercise of stock
   options                             12             13         63                                               76
                                  -------------- ---------- ----------- ----------- ------------- ---------- -----------

SEPTEMBER 30, 1997                  2,600         $2,694    $15,329      $6,889        $269         $(723)   $24,458
                                  ============== ========== =========== =========== ============= ========== ===========

See notes to financial statements

F-4 September 30, 1997
THE NEW MILFORD BANK & TRUST COMPANY


                     NOTES TO UNAUDITED FINANCIAL STATEMENTS


NOTE 1.  Basis of Presentation
         ---------------------
The interim unaudited financial statements of The New Milford Bank & Trust Company ("NMBT" or "the Bank") have been prepared in accordance with generally accepted accounting principles. Certain financial information that is normally included in the financial statements prepared in accordance with generally accepted accounting principles, but which is not required for interim reporting purposes, has been condensed or omitted. In preparing the interim financial statements, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

In the opinion of Management, the accompanying interim unaudited financial statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly NMBT's financial position as of September 30, 1997, and the results of its operations and its cash flows for the nine months then ended. The results of operations for the periods shown are not necessarily indicative of the results to be expected for the year ending December 31, 1997. The accompanying interim unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in NMBT's 1996 Annual Report.

NOTE 2.  Recent Relevant Financial Accounting Standards Board Releases
         -------------------------------------------------------------
Statement of Financial  Accounting  Standards No. 128 "Earnings Per Share" (SFAS
128) was issued in March, 1997, and is effective for periods ended after December 15, 1997. Earlier application is not permitted. SFAS 128 simplifies the standards for computing earnings per share (EPS) and makes them comparable to international standards for computing EPS. When effective, this statement will replace the presentation of primary EPS with a presentation of basic EPS and will require a dual presentation of basic EPS and diluted EPS on the face of the Statements of Operations. Had SFAS 128 been applied as of September 30, 1997, NMBT would have reported basic and diluted EPS of $0.81 and $0.76 per share, and $0.78 and $0.74 per share, for the nine month periods ended September 30, 1997 and 1996, respectively and $0.30 and $0.28 per share, and $0.29 and $0.27 per share, for the three month periods ended September 30, 1997 and 1996, respectively.

Statements of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS 130) and No. 131 "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131) were issued in June, 1997.

SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income

F-4 September 30, 1997
THE NEW MILFORD BANK & TRUST COMPANY


be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners." This statement is effective for fiscal years beginning after December 15, 1997.

SFAS 131 establishes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997.

Both of these statements relate to disclosures that public companies must make in their financial statements. Accordingly, implementation of these statements will not have a significant effect on the results of operations or financial condition, as currently reported by NMBT.

F-4 September 30, 1997
THE NEW MILFORD BANK & TRUST COMPANY


Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements
--------------------------
NMBT has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to September 30, 1997. The Bank cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

In addition to those factors previously disclosed by the Bank and those factors identified elsewhere herein, the following factors could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of NMBT's products and services; and the extent and timing of legislative and regulatory actions and reform.

NMBT's forward-looking statements speak only as of the date on which such statements are made. By making any forward-looking statements, NMBT assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Results of Operations
---------------------
Net income for the nine months ended September 30, 1997 increased 4.8% to $2.10 million or $0.76 per share, as compared to net income of $2.00 million or $0.75 per share, for the nine months ended September 30, 1996. Net interest and dividend income (interest and dividend income less interest expense) before provision for estimated loan losses for the first three quarters of 1997 increased by $0.95 million or 10.5%, from the first three quarters of 1996. This increase is a reflection of growth in NMBT's interest-earning assets.

The net interest spread, the difference between the yield the Bank earns on its loans and investments and the rate it pays on its deposits and borrowings, was 4.7% for both the nine months ended September 30, 1997 and for the nine months ended September 30, 1996. A fractional decrease in the spread was due to a migration of deposits from lower cost savings accounts to higher cost certificates.

Management estimates the allowance for loan losses based on an evaluation of NMBT's past loan experience, known and inherent risks in the portfolio, estimated value of underlying collateral, and current economic conditions. Establishing the allowance for loan losses involves significant management judgments utilizing the best information available at the time. Those judgments are subject to further review by various sources, including NMBT's regulators. Adjustments to the allowance for loan losses may be necessary in the future based on changes in economic and real

F-4 September 30, 1997
THE NEW MILFORD BANK & TRUST COMPANY


estate market conditions, further information obtained regarding known problem loans, the identification of additional problem loans, and other factors. The provision for estimated loan losses for the first three quarters of 1997 was $0.45 million as compared to a $0.24 million provision for the same period in 1996. In management's judgment the allowance for loan losses is adequate to absorb probable losses in the existing portfolio.

Also contributing to NMBT's improved financial performance was an 18.9% increase in noninterest income due to strong activity in the mortgage banking area and increased fee income.

The Bank's efficiency ratio, measuring the Bank's ability to generate a dollar of revenue, has improved from 72% for 1996 to 65% during the first three quarters of 1997. This ratio is computed by dividing total noninterest expense (excluding provisions for real estate owned write-downs), by the sum of tax-equivalent net interest income plus noninterest income (excluding securities gains and losses)

Financial Condition
-------------------
Total assets increased 8.1% to $330.22 million as of September 30, 1997 from $305.54 million as of December 31, 1996. This increase of $24.67 million in total assets is primarily attributable to deposit growth of $14.36 million. During the first three quarters of 1997, NMBT's purchase of securities, primarily U.S. agency issues and mortgage-backed securities, resulted in a 20.2% increase in total securities from $63.76 million to $76.66 million from December 31, 1996. Net loans increased 3.7% to $216.25 million as of September 30, 1997 from $208.47 million as of December 31, 1996.

Impaired Loans
--------------
The recorded investment in loans considered to be impaired was $3.44 million at September 30, 1997, and $3.60 million at December 31, 1996, and consists of loans for which an allowance of $0.41 million and $0.49 million, for the same periods respectively, has been established. Income recorded on impaired loans during the first nine months of 1997 for the portion of this period that they were impaired was $.05 million, none of which was recognized on the cash basis. Average investment in impaired loans during this same period of 1997 was $3.54 million. Nonaccruing loans at September 30, 1997, included $2.55 million of loans considered to be impaired, as compared with $2.81 million at December 31, 1996.

Nonperforming Assets
--------------------
Nonperforming loans, consisting principally of residential and commercial loans collateralized by real estate, and real estate acquired through foreclosures (real estate owned) have decreased $1.31 million or 28.9% from December 31, 1996.

Nonperforming assets and relevant ratios were as follows:

F-4 September 30, 1997
THE NEW MILFORD BANK & TRUST COMPANY


---------------------------------------------------------------------------------- ---------------- -----------------

                                                                                       09/30/97          12/31/96
                                                                                       --------          --------
                                                                                        (Dollars in thousands)
Total nonperforming loans                                                              $2,824           $4,025
Real estate owned                                                                         389              496
                                                                                       ------           ------
Total nonperforming assets                                                             $3,213           $4,521
                                                                                       ======           ======

Total nonperforming loans/Total loans                                                    1.28%            1.90%
Total nonperforming assets/Total assets                                                  0.97%            1.48%
Allowance for estimated loan losses/Total nonperforming loans                          127.39%           79.79%

---------------------------------------------------------------------------------- ---------------- -----------------

Liquidity Management
--------------------
For information about NMBT's liquidity position, see Management's Discussion and Analysis in its 1996 Annual Report to Stockholders, which was also incorporated into NMBT's Annual Report to the FDIC on Form F-2. There has been no material change in that data since it was reported.

Capital
-------
At September 30, 1997, NMBT had $24.46 million in stockholders' equity, compared with $22.56 million at December 31, 1996. The growth in stockholders' equity from the end of 1996 reflected a $0.12 million adjustment for the increase in unrealized gains on securities available for sale in accordance with SFAS 115, proceeds of $0.08 million from the exercise of stock options, the retention of $2.10 million in net earnings, less the cash dividends paid on February 7, May 7, and August 6, 1997, totaling $0.40 million.

The following reflects the NMBT's capital ratios (which exclude intangible assets and the SFAS 115 adjustment):

------------------------------------ -------------------- ------------------- -------------------
                                                                                  Regulatory
                                           09/30/97            12/31/96            Minimum
                                           --------            --------            -------
                                                       (Dollars in Thousands)
Risk-based capital ratios:

         Tier 1 capital ratio               11.95%               11.74%               4.00%
         Total capital ratio                13.21%               13.00%               8.00%

Leverage Ratio                               7.31%                7.24%               3.00%(1)

Tier 1 Capital                            $23,609              $21,678
Total risk-based capital                  $26,095              $23,997
Total risk-adjusted assets               $197,501             $184,623

(1)  Plus an additional 1 to 2% for all but the most highly rated institutions.

------------------------------------- -------------------- ------------------- -------------------

For further information about NMBT's capital, see Management's Discussion and Analysis in its 1996 Annual Report to Stockholders, which was also incorporated into NMBT's Annual Report to the FDIC on Form F-2.

                                   SIGNATURES


Pursuant to the Requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       THE NEW MILFORD BANK & TRUST COMPANY


Date         November 13, 1997         By         /s/ Michael D. Carrigan
    ---------------------------          --------------------------------
                                                  Michael D. Carrigan
                                                  President



Date         November 13, 1997         By         /s/ Jay C. Lent
    ---------------------------          ------------------------
                                                  Jay C. Lent
                                                  Chief Financial Officer



Date         November 13, 1997         By         /s/ Deborah L. Fish
    ---------------------------          ----------------------------
                                                  Deborah L. Fish
                                                  Treasurer